Exhibit 4.3

Unilever House
100 Victoria Embankment
Blackfriars
London
EC4Y 0DY

T: + 44 20 7822 5874

Paul Polman
Chief Executive Officer

STRICTLY PERSONAL AND CONFIDENTIAL

Mr Jean-Marc Huet

24 February 2014

Dear Jean-Marc,

This letter is to confirm your reward decisions from the 2013/14 pay review.

Base Salary

Your annual base salary will remain unchanged at GBP 714,000.

2013 Annual Bonus

In respect of 2013, your annual gross bonus award is GBP 746,130 (104.5% of salary i.e. 100% (target bonus) x 110% (individual multiplier) x 95% (business differentiation factor)).

Your 2014 target bonus will be 100% of salary with a maximum of 150% of salary. The performance measures for 2014 for the annual bonus plan are as follows:

Performance Measure	Weighting
Underlying Sales Growth	1/3
Underlying Volume Growth	1/3
Core Operating Margin (vs PY)	1/3

Details of the performance targets for the annual bonus plan as approved by the Compensation and Management Resources Committee (the ‘Committee‘) will be communicated to you separately.

The Board will assess Unilever’s 2014 business performance not only against these performance targets but also relative to the overall quality and competitiveness of our performance delivery.

Your personal bonus will then be based both on the Board’s assessment of overall business performance and your personal achievement against your ‘3+1’ goals. The “3+1’ goals must be stretching, ambitious, and output oriented.

2014 Long-Term Incentives

For executive directors our long term incentive program consists of two vehicles:

•	The Management Co-Investment Plan (MCIP), and

•	The Global Share Incentive Plan (GSIP)

Unilever PLC	Unilever NV
Registered in England & Wales	Registered in Rotterdam
Number 41424	Commercial Register No 24051830
Registered office Port Sunlight	VAT No NL004966466877
Wirral, Merseyside CH62 4ZD

2014 MCIP

Under this plan, 25% of your gross annual bonus will be invested in Unilever shares, although you may elect to invest up to 60%. If you elected to purchase additional shares, you should have received an email confirmation of your entire allocation to MCIP.

The shares will be held for a period of three years and Unilever will match this investment with an award of an equal number of performance shares. The vesting of these matching shares will be contingent on the achievement of the same 3 year performance targets as exist under our GSIP (see below) and can vest between 0% – 150%. The value of this award may be further enhanced by earning dividends / dividend equivalents during the vesting period.

2014 GSIP

Under the 2014 GSIP, you have been made a conditional award of shares worth GBP 1,249,500 (175% of your base salary) which will vest between 0% and 200% three years from the award date based on company performance.

The performance measures for the ULE as from 2014, are:

Performance Measure	Weighting
Underlying Sales Growth	25%
Core Operating Margin (vs PY)	25%
Operating Cash Flow (Cumulative)	25%
Relative Total Shareholder Return	25%

The minimum of the performance range for USG and COM must be reached before any shares subject to either metric can vest. Details of the performance targets for the 2014 MCIP and GSIP awards as approved by the Committee will be communicated to you separately.

Fixed Allowance in lieu of perquisites and benefits

Your Fixed Allowance was GBP 300,000 for 2013, which included GBP 80,000 for housing. This housing element began to be reduced by GBP 40,000 per annum starting in 2012 until it has been removed altogether from 2015.

For 2014 your gross annual Fixed Allowance will be GBP 260,000.

This gross allowance of GBP 260,000 will further reduce as follows:

•	2015 = GBP 220,000

You also receive medical cover for you and your family via the Allianz International medical arrangement. You will continue to receive life insurance cover at 3 x the salary used to calculate your pension benefit.

Pension

You are no longer a member of the Unilever’s International Pension Plan (IPP). The Fixed Allowance is paid to you in lieu of pension and you may choose to become a member of the IPP to invest some of that Fixed Allowance through the IPP.

Claw back

The Committee may retroactively adjust and/or claw back variable remuneration, including the annual bonus, paid to you if and to the extent that the amount of the remuneration was based on incorrect information.

Personal Shareholding Requirement

As previously communicated, you are required to build and maintain a personal shareholding in Unilever of at least three times your base salary within 5 years from the later of 2010 or when you were granted your first GSIP award to attain your shareholding requirement. I’m delighted to note that you have already exceeded this within a shorter time than required. Please see your 2013 Annual Unilever Shareholding Statement dated 17 January 2014 for further details.

Please also note the introduction, with effect from 1 January 2014, of a new mandatory requirement for you as Executive Director to hold shares to the value of 100% of your minimum shareholding requirement for 12 months post cessation of your employment at Unilever and 50% of these shares for 24 months post cessation of your employment with Unilever.

As a ULE member, it is Unilever policy that approval by the CEO is required before performing any transaction in relation to Unilever shares.

With kind regards,

Paul Polman

Appendix – Application of Personal Shareholding Requirement

Personal Shareholding Requirement

As part of Unilever’s long-term incentive arrangements, it is a requirement that Board members and certain other managers build up a personal shareholding in Unilever. The following principles on shareholding have been agreed:

Date of Commencement:

The personal shareholding must be built up over a period of five years commencing from the individual’s first grant from the Global Share Incentive Plan (GSIP). Once the required level of personal shareholding has been achieved, this shareholding must be maintained (and increased, as necessary, as Base Salary levels increase).

Qualifying Shares:

Shares in either Unilever PLC or Unilever N.V. (or a combination of both) will qualify provided they are personally owned by the Director or by a member of his/her (immediate) family.

Shares purchased from the Annual Bonus (Variable Pay) programme will qualify as from the moment of purchase. Shares acquired under a Restricted Share/Stock arrangement will qualify on a net of tax basis.

Shares awarded on a conditional basis by way of the GSIP, including those by way of the MCIP, will not qualify until the moment of vesting (i.e. once the precise number of shares is fixed after the three-year vesting period has elapsed).

Share options will not qualify until the shares in question have eventually been acquired (and retained) following the exercise of the option.

Value of Shares to be taken into Account:

The value of the shares to be taken into account will be the higher of the open market value as at the date of acquisition or the open market value at date of measurement. The Euro/Sterling/US$ exchange rate to be applied will be the prevailing rate on the chosen date.

Salary on which Shareholding Requirement to be based:

The level of Base Salary at the date of measurement shall be used to assess the level of personal shareholding.

Level of Personal Shareholding:

The level of personal shareholding for you is 3 times Base Salary.

Please also note the introduction, with effect from 1 January 2014, of a new mandatory requirement for you as Executive Director to hold shares to the value of 100% of your minimum shareholding requirement for 12 months post cessation of your employment at Unilever and 50% of these shares for 24 months post cessation of your employment with Unilever.

Monitoring of Personal Shareholding Target:

Global Reward will monitor the level of personal shareholding.

The consequence of not having achieved the required shareholding will be that no awards under the GSIP will be made until the necessary shareholding has been built up.

Other Matters:

It is not permitted to write options over Unilever shares as this would be in conflict with our Share Dealing Code.

STRICTLY PERSONAL AND CONFIDENTIAL

Mr Paul Polman

29 January 2014

Dear Paul,

Your reward package effective 1 January 2014

This letter is to confirm your reward package as from 1st January 2014 as approved by the Compensation and Management Resources Committee (the ‘Committee‘).

Base Salary

Your annual base salary will remain unchanged at GBP £1,010,000.

2013 Annual Bonus

In respect of 2013, your annual gross bonus award is £1,583,175 (157% of salary i.e. 120% (target bonus) x 137.5% (individual multiplier) x 95% (business differentiation factor) capped at the maximum award of 200%)).

Your annual bonus is payable in the March 2014 payroll.

2014 Annual Bonus

Your target bonus for 2014 will continue to be 120% of base salary and your maximum bonus continues to be 200% of your base salary.

The performance measures for 2014 for the annual bonus plan are:

Performance Measure	Weighting
Underlying Sales Growth	1/3
Underlying Volume Growth	1/3
Core Operating Margin (vs PY)	1/3

Details of the performance targets for the annual bonus plan as approved by the Committee will be communicated to you separately. The Board will assess Unilever’s 2014 business performance not only against these performance targets but also relative to the overall quality and competitiveness of our performance delivery.

Your personal bonus will then be based both on the Board’s assessment of overall business performance and your personal achievement against your stretching, ambitious, and output oriented ‘3+1’ goals.

2014 Long-Term Incentives

For executive directors, our long term incentive program consists of two vehicles:

•	The Management Co-Investment Plan (MCIP), and

•	The Global Share Incentive Plan (GSIP)

2014 MCIP

Under this plan, 25% of your gross annual bonus will be invested in Unilever shares, although you may elect to invest up to 60% of your earned bonus.

The invested shares must be held for a period of three years and Unilever will match this investment with an award of an equal number of performance shares. The vesting of these matching shares will be between 0% -150% contingent on the achievement of the same 3 year performance targets as exist under our GSIP (see below). The value of this award may be further enhanced by earning dividends / dividend equivalents during the vesting period.

2014 GSIP

Under the 2014 GSIP, you have been made a conditional award of shares worth GBP 2,020,000 (200% of your base salary) which will vest between 0% and 200% three years from the award date based on company performance.

The performance measures for the Executive Team, as from 2014, are:

Performance Measure	Weighting
Underlying Sales Growth	25%
Core Operating Margin (vs PY)	25%
Operating Cash Flow (Cumulative)	25%
Relative Total Shareholder Return	25%

The minimum of the performance range for USG and COM must be reached before any shares subject to either metric can vest. Details of the performance targets for the 2014 MCIP and GSIP awards as approved by the Committee will be communicated to you separately

Fixed allowance in lieu of perquisites and benefits

Your annual Fixed Allowance of GBP 250,000 will continue to be paid to you in lieu of car allowance, partner travel, entertainment allowance and company pension contribution.

The company will continue to accrue on your behalf the supplemental conditional pension provision of 12% salary, with investment returns replicating those of the IPP. Accordingly, the base salary for this provision remains at GBP 976,028 with a corresponding maximum contribution of GBP 117,123 continuing with effect from 1st January 2014.

You also receive medical cover for you and your family via the Allianz International medical arrangement when you and your family are outside of Switzerland. You will be covered by the Swiss Sanitas scheme when resident in Switzerland. You will also continue to receive life insurance cover at 3 x the salary used to calculate your pension benefit.

Claw back

The Committee may retroactively adjust and/or claw back variable remuneration, including the annual bonus, paid to you if and to the extent that the amount of the remuneration was based on incorrect information.

Personal Shareholding Requirement

As previously communicated, you are required to build and maintain a personal shareholding in Unilever of at least four times your base salary within 5 years from the later of 2010 or when you were granted your first GSIP award to attain your shareholding requirement. I’m delighted to note that you have already exceeded this within a shorter time than required. Please see your 2013 Annual Unilever Shareholding Statement dated 17 January 2014 for further details.

Please also note the introduction, with effect from 1 January 2014, of a new mandatory requirement for you as Executive Director to hold shares to the value of 100% of your minimum shareholding requirement for 12 months post cessation of your employment at Unilever and 50% of these shares for 24 months post cessation of your employment with Unilever.

With kind regards

Michael Treschow Chairman

Appendix – Application of Personal Shareholding Requirement

Personal Shareholding Requirement

As part of Unilever’s long-term incentive arrangements, it is a requirement that Board members and certain other managers build up a personal shareholding in Unilever. The following principles on shareholding have been agreed:

Date of Commencement:

The personal shareholding must be built up over a period of five years commencing from the individual’s first grant from the Global Share Incentive Plan (GSIP). Once the required level of personal shareholding has been achieved, this shareholding must be maintained (and increased, as necessary, as Base Salary levels increase).

Qualifying Shares:

Shares in either Unilever PLC or Unilever NV (or a combination of both) will qualify provided they are personally owned by the Director or by a member of his/her (immediate) family.

Shares purchased from the Annual Bonus (Variable Pay) programme will qualify as from the moment of purchase. Shares acquired under a Restricted Share/Stock arrangement will qualify on a net of tax basis.

Shares awarded on a conditional basis by way of the GSIP, including those by way of the MCIP, will not qualify until the moment of vesting (i.e. once the precise number of shares is fixed after the three-year vesting period has elapsed).

Share options will not qualify until the shares in question have eventually been acquired (and retained) following the exercise of the option.

Value of Shares to be taken into Account:

The value of the shares to be taken into account will be the higher of the open market value as at the date of acquisition or the open market value at date of measurement. The Euro/Sterling/US$ exchange rate to be applied will be the prevailing rate on the chosen date.

Salary on which Shareholding Requirement to be based:

The level of Base Salary at the date of measurement shall be used to assess the level of personal shareholding.

Level of Personal Shareholding:

The level of personal shareholding for you is 4 times Base Salary.

Please also note the introduction, with effect from 1 January 2014, of a new mandatory requirement for you as Executive Director to hold shares to the value of 100% of your minimum shareholding requirement for 12 months post cessation of your employment at Unilever and 50% of these shares for 24 months post cessation of your employment with Unilever.

Monitoring of Personal Shareholding Target:

Global Reward will monitor the level of personal shareholding.

The consequence of not having achieved the required shareholding will be that no awards under the GSIP will be made until the necessary shareholding has been built up.

Other Matters:

It is not permitted to write options over Unilever shares as this would be in conflict with our Share Dealing Code.